Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Statements

On September 1, 2015, Patrick Industries, Inc. (“Patrick” or the “Company”) acquired the business and certain assets of North American Forest Products, Inc. and its wholly owned subsidiary, North American Moulding, LLC (collectively, "North American"), a manufacturer and distributor, primarily for the recreational vehicle ("RV") industry, of profile wraps, custom mouldings, laminated panels and moulding products. North American is also a manufacturer and supplier of raw and processed softwood products, including lumber, panels, trusses, bow trusses, and industrial packaging materials, primarily used in the RV and manufactured housing industries.

The unaudited pro forma condensed combined balance sheet as of June 28, 2015 gives effect to the acquisition as if it had been completed on such date and combines the unaudited condensed consolidated balance sheet of Patrick and the unaudited condensed balance sheet of North American as of June 28, 2015 and July 4, 2015, respectively. All pro forma financial statements use Patrick’s period-end dates and no adjustments were made to North American’s information for its different period-end dates.

The unaudited pro forma condensed combined statement of income for the fiscal year ended December 31, 2014 gives effect to the acquisition as if it had been completed on January 1, 2014, the first day of Patrick’s 2014 fiscal year, and combines Patrick’s audited consolidated statement of income for the fiscal year ended December 31, 2014 and North American’s audited statement of income for the fiscal year then ended. The unaudited pro forma condensed combined statement of income for the six months ended June 28, 2015 gives effect to the acquisition as if it had been completed on January 1, 2015, and combines the unaudited condensed consolidated statement of income of Patrick for the six months ended June 28, 2015 and North American’s unaudited condensed statement of income for the six months ended July 4, 2015.

The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had been completed at the dates indicated. The information does not necessarily indicate the future operating results or financial position of the Company.

In preparing the unaudited pro forma financial information, the historical consolidated financial statement information has been adjusted to give pro forma effect to events that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the statements of income, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information was prepared in accordance with the regulations of the U.S. Securities and Exchange Commission. The pro forma adjustments reflecting the completion of the transaction are based upon the acquisition method of accounting in accordance with FASB ASC 805 – Business Combinations and upon the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation of the estimated purchase price to identifiable net assets acquired, including an amount for goodwill representing the difference between the purchase price and the fair value of the identifiable net assets. Amounts preliminarily allocated to tangible and intangible assets with definite lives may change, which could result in a material change in amortization of such assets. The final allocation of the purchase price will be determined after completion of an analysis of the fair value of North American’s assets and liabilities. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments.

In conjunction with the North American acquisition, the Company entered into a first amendment, dated August 31, 2015, to its current credit agreement, dated April 28, 2015, that established its revolving secured senior credit facility (the “2015 Credit Facility”) with Wells Fargo Bank as Administrative Agent and a lender, and Fifth-Third Bank, Key Bank National Association, Bank of America, N.A., and Lake City Bank, as participants. The first amendment, among other things, expanded the aggregate size of the 2015 Credit Facility from $250.0 million to $300.0 million. The purchase price of the North American acquisition was funded through borrowings under the expanded 2015 Credit Facility, and these borrowings are reflected in the pro forma financial statements as indicated in the footnotes to these statements.

PATRICK INDUSTRIES, INC.
Unaudited Pro Forma Condensed Combined Balance Sheet
June 28, 2015

		North
(thousands)	Patrick	American	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
ASSETS
Current assets
Cash and cash equivalents	$6,606	$819	$(443)	A	$-
			(376)	J
			72,014	B
			(78,620)	C
Trade receivables, net	51,345	5,844	(2)	J	57,187
Inventories	73,428	20,592	232	D	94,252
Deferred tax assets	4,427	-	-		4,427
Prepaid expenses and other	3,097	265	-		3,362
Total current assets	138,903	27,520	(7,195)		159,228
Notes receivable and advances, affiliate	-	-	1,464	J	-
			(1,464)	K
Property, plant and equipment, net	61,466	13,492	(7,808)	J	67,150
Goodwill and other intangible assets, net	126,796	-	25,490	E	184,324
			32,038	F
Deferred financing costs, net	2,420	-	-		2,420
Other non-current assets	1,232	-	-		1,232
TOTAL ASSETS	$330,817	$41,012	$42,525		$414,354

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$10,714	$1,789	$(1,357)	G	$10,714
			(432)	J
Revolving bank lines of credit	-	2,786	(2,786)	G	-
Accounts payable	36,429	4,612	(3)	J	41,038
Accrued liabilities	17,131	6,914	-		24,045
Total current liabilities	64,274	16,101	(4,578)		75,797
Long-term debt, less current maturities	139,286	9,092	(4,939)	G	211,300
			(4,153)	J
			72,014	H
Deferred compensation and other	2,177	-	-		2,177
Deferred tax liabilities	3,688	-	-		3,688
TOTAL LIABILITIES	209,425	25,193	58,344		292,962

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock	-	-	-		-
Common stock	55,911	1,395	(1,395)	I	55,911
Additional paid-in-capital	8,579	-	-		8,579
Accumulated other comprehensive income	31	-	-		31
Noncontrolling interest	-	2,134	(2,134)	J	-
Retained earnings	56,871	16,652	(16,652)	I	56,871
Less treasury stock, at cost	-	(4,362)	4,362	I	-
TOTAL SHAREHOLDERS’ EQUITY	121,392	15,819	(15,819)		121,392
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$330,817	$41,012	$42,525		$414,354

See accompanying notes to unaudited pro forma condensed combined financial statements.

PATRICK INDUSTRIES, INC.
Unaudited Pro Forma Condensed Combined Statement of Income
For the Year Ended December 31, 2014

		North
(thousands except per share data)	Patrick	American	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
NET SALES	$735,717	$156,644	$(29)	E	$892,332
Cost of goods sold	617,214	141,694	963	E	759,871
GROSS PROFIT	118,503	14,950	(992)		132,461
Operating Expenses:
Warehouse and delivery	26,163	-	-		26,163
Selling, general and administrative	36,362	7,467	(262)	E	43,567
Amortization of intangible assets	4,477	-	2,460	A	6,937
Gain on sale of fixed assets	30	-	-		30
Total Operating Expenses	67,032	7,467	2,198		76,697

OPERATING INCOME	51,471	7,483	(3,190)		55,764
Interest expense, net	2,393	639	(304)	B	5,454
			(335)	E
			3,061	C
Income before income taxes	49,078	6,844	(5,612)		50,310
Income taxes	18,404	-	462	D	18,866
NET INCOME	$30,674	$6,844	$(6,074)		$31,444
Noncontrolling interest in the net income of consolidated variable interest entity		(395)
Net Income to the Controlling Interest		$6,449

Basic net income per common share	$1.92				$1.97
Diluted net income per common share	$1.91				$1.96

Weighted average shares outstanding - Basic	15,950				15,950
- Diluted	16,039				16,039

See accompanying notes to unaudited pro forma condensed combined financial statements.

PATRICK INDUSTRIES, INC.
Unaudited Pro Forma Condensed Combined Statement of Income
For the Six Months Ended June 28, 2015

		North
(thousands except per share data)	Patrick	American	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
NET SALES	$456,869	$91,122	$(6)	E	$547,985
Cost of goods sold	381,082	81,249	505	E	462,836
GROSS PROFIT	75,787	9,873	(511)		85,149
Operating Expenses:
Warehouse and delivery	13,485	-	-		13,485
Selling, general and administrative	22,738	4,549	(148)	E	27,139
Amortization of intangible assets	3,641	-	1,230	A	4,871
Gain on sale of fixed assets	(11)	-	-		(11)
Total Operating Expenses	39,853	4,549	1,082		45,484

OPERATING INCOME	35,934	5,324	(1,593)		39,665
Interest expense, net	1,702	335	(171)	B	3,232
			(164)	E
			1,530	C
Income before income taxes	34,232	4,989	(2,788)		36,433
Income taxes	13,009	-	836	D	13,845
NET INCOME	$21,223	$4,989	$(3,624)		$22,588
Noncontrolling interest in the net income of consolidated variable interest entity		(199)
Net Income to the Controlling Interest		$4,790

Basic net income per common share	$1.39				$1.47
Diluted net income per common share	$1.37				$1.46

Weighted average shares outstanding - Basic	15,319				15,319
- Diluted	15,498				15,498

See accompanying notes to unaudited pro forma condensed combined financial statements.

PATRICK INDUSTRIES, INC.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements

as of June 28, 2015 and for the year ended December 31, 2014 and for the six months ended June 28, 2015

(thousands except per share information)

1.     Estimated Purchase Price

On September 1, 2015, Patrick acquired the business and certain assets of North American Forest Products, Inc. and its wholly owned subsidiary, North American Moulding, LLC (collectively, "North American"), a manufacturer and distributor, primarily for the recreational vehicle ("RV") industry, of profile wraps, custom mouldings, laminated panels and moulding products. North American is also a manufacturer and supplier of raw and processed softwood products, including lumber, panels, trusses, bow trusses, and industrial packaging materials, primarily used in the RV and manufactured housing industries.

The net cash purchase price for North American was approximately $78.6 million at the acquisition date. The acquisition was funded through borrowings under the Company’s 2015 Credit Facility and included the acquisition of trade receivables, inventories, prepaid expenses, property, plant and equipment, and certain identifiable intangible assets.

The preliminary allocation of the estimated purchase price is based on the estimated fair values of North American’s assets acquired and liabilities assumed in the acquisition. In addition, the purchase price allocation is based on North American’s historical balance sheet as of July 4, 2015. Purchase price allocations to net tangible assets and goodwill and other identifiable intangible assets acquired are as follows:

(thousands)
Net tangible assets (1)	$21,092
Goodwill and other identifiable intangible assets (2)	57,528
Total cash net purchase price	$78,620

(1)

Purchase price allocations to net tangible assets are based on preliminary estimates of fair value calculations and should not be considered final. The final calculation of fair value for the net tangible assets will be based on North American’s balance sheet as of the September 1, 2015 acquisition date.

(2)

Purchase price allocations to goodwill and other identifiable intangible assets are based on preliminary estimates of fair value calculations and should not be considered final. All such long-lived assets have been assigned preliminary estimated useful lives used to compute pro forma amortization charges included in the accompanying unaudited pro forma condensed combined statements of income. The excess of the purchase price over the estimated fair value of identifiable net assets acquired has been classified as goodwill.

2.     Financing

The purchase price of the North American acquisition was funded through borrowings under the 2015 Credit Facility.

3.     Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

A.	Eliminate North American historical cash.
B.	Cash proceeds from borrowings under the 2015 Credit Facility to fund the North American acquisition, net of cash on hand.
C.	Cash paid for the acquisition of North American consisted of the following:

(thousands)
Borrowings under 2015 Credit Facility	$72,014
Patrick cash on hand	6,606
Total	$78,620

D.	Record adjustment to step up North American’s inventories to fair value.
E.

Record the estimated fair value of the acquired identifiable intangible assets based on a preliminary appraisal. The amount of intangible assets, estimated useful lives and amortization methodologies are subject to the completion of the final appraisal. Preliminary classification of identifiable intangible assets is as follows:

(thousands)	Value	Estimated Useful Life (in years)
Trademarks	$5,423	Indefinite
Customer relationships	18,983	10
Non-compete agreements	1,084	2
Net identifiable intangible assets included in pro forma adjustment	$25,490

F.

Record the excess purchase price over the estimated fair value of identifiable net assets acquired that will be recorded as goodwill. The amount of goodwill is also subject to the completion of the final appraisal.

G.	Record elimination of North American debt upon closing of the transaction.
H.	Record net borrowings under the 2015 Credit Facility to fund the purchase price of the North American acquisition.
I.	Eliminate North American’s historical shareholders’ equity.
J.	Eliminate North American’s historical non-controlling interest related to its variable interest entity affiliate that was not part of the purchase transaction.
K.	Eliminate North American historical notes receivable and advances related to its affiliate that was not part of the purchase transaction.

4.     Unaudited Pro Forma Condensed Combined Statements of Income Adjustments

A.

Record amortization expense related to the estimated fair value of acquired identifiable finite-lived intangible assets using average estimated lives ranging from 2 to 10 years. Upon completion of final intangible asset appraisals and classifications, actual amortization may differ from this calculation.

B.	Eliminate North American historical interest expense.
C.

Record interest expense on the net borrowings of $72.0 million (net of cash on hand) under the 2015 Credit Facility to fund the North American acquisition at the estimated prime base rate plus the applicable margin in effect on the assumed borrowing date.

D.

Record additional income taxes at the estimated tax rate in effect for the periods presented. The estimated effective tax rate was 37.5% for the year ended December 31, 2014 and 38.0% for the six months ended June 28, 2015.

E.	Eliminate North American’s historical non-controlling interest related to its variable interest entity affiliate that was not part of the purchase transaction.